UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC CHARLES ELSON JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Land & Buildings’ slate of highly-qualified director nominees to the Board of Directors of Taubman Centers, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 18, 2017, Land & Buildings issued the following press release:

Land and Buildings Issues Letter Commenting on Taubman Centers’ Numerous Misleading Excuses for Chronic Underperformance

– Believes that the Company Continues to Mislead Shareholders on Operational and Capital Allocation Decisions under Leadership of Bobby Taubman and Supervision of Lead Director Myron Ullman in an Attempt to Buy Time –

– In Land and Buildings’ View, the Evidence Is in – Abysmal Corporate Governance and Chronic Underperformance at Taubman Must End –

–Election of Land and Buildings’ Nominees Represents Only Way for Shareholder Voices to be Heard Given Director Plurality Vote Standard versus Super Majority on Other Matters –

– Urges Shareholders to Vote for Land and Buildings’ Highly-Qualified and Proven Nominees Elson and Litt on the GOLD Proxy Card Today –

Stamford, CT, May 18, 2017 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") announced today that it has issued an open letter to shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) addressing Bobby Taubman’s numerous misleading excuses for the Company’s abysmal performance. Please visit www.SaveTaubman.com for additional materials regarding the solicitation.

The full text of the letter follows:

Dear Fellow Taubman Shareholders:

We believe that Taubman Centers, under the leadership of CEO and Chairman Bobby Taubman has been misleading the investment community for years and is now at it again, trying to buy more time in an attempt to reverse the inferior total shareholder returns, poor operating results and bad capital allocation decisions at Taubman Centers over the past 5, 3 and 1-year periods.[1] We urge shareholders not to be misled and to help put the Company back on track towards profitability by electing Land and Buildings’ highly-qualified nominees at the upcoming annual meeting. It is time for change at Taubman Centers. Consider the following highlights of the Company’s abysmal track record under the leadership of Bobby Taubman and supervision of Lead Director Myron Ullman:

Undisciplined capital allocation

•	Taubman, in our view, wants investors to believe that it will take time to prove the benefits of recent developments, yet the evidence is in: with few exceptions, Taubman’s development track record shows repeated examples of value destruction. Developments from 20 years ago – guided by then-Chairman Al Taubman – whether successful or not, are irrelevant in the context of this contest.

•	What really matters is that the recent development missteps in Puerto Rico, Hawaii, St. Louis and Los Angeles cannot be cured with time and have failed under the leadership of current Chairman Bobby Taubman and supervision of Lead Director Myron Ullman. Analysts agree and our on the ground due diligence confirms that Taubman’s recent development foray was a money-losing expedition, with four projects that were ill-conceived from the start and likely to require $1 billion in impairments in our view.

Poor operations

•	Taubman apparently wants investors to believe that kiosks, advertising and other missed revenue opportunities will adversely impact rent paid by other tenants yet peers who have embraced these revenue sources operate at 770 basis points better EBITDA margins on average the past five years. At $13 billion of total assets is more than sufficient to generate EBITDA margins that are more in-line with those of its Class A Mall Peers[2]. For years, analysts and investors have in our view pressed Bobby Taubman to implement best in class strategies to no avail.

•	Investors can just look to Woodfield Mall in Schaumburg, IL, which upon a change of management to a best in class operator, generated a $4 million (8%) increase in net operating income driven by expense controls and incremental revenues.

Inferior total returns

•	Bobby Taubman seems to want shareholders to believe that 20-year, 10-year and other arbitrary time periods are relevant to evaluate the Company’s performance, but these long time frames encompass a period during which his father was active in the business and do not represent the more relevant time periods used by leading industry proxy advisory firms such as Glass Lewis and ISS, which measure performance using 5, 3, and 1-year periods. The reality is that Taubman has underperformed its Class A Mall Peers in each of these more relevant time periods.

•	We believe Taubman arbitrarily chooses from a rotating series of peer groups and rotating time periods to sugar-coat performance and justify the Company’s poor relative returns. The reality is that the Company embarked on the most ambitious development program since its IPO over the past five years, which we believe significantly diverted attention from the core portfolio, leading to Taubman’s shares underperforming its Class A Mall Peers by 57% over the past five years.

Abysmal corporate governance

•	Taubman wants investors to believe that it has a longstanding commitment to enhancing corporate governance, yet under the supervision of Lead Director Myron Ullman the Company maintains a dual-class share structure, a staggered, long-tenured (16 years), interconnected Board and has repeatedly ignored shareholder concerns.

•	Taubman has earned the worst corporate governance score in the REIT industry, according to leading independent real estate research firm Green Street Advisors, a true feat given the pervasive poor corporate governance in the REIT sector relative to the rest of Corporate America.

Staggered, clubby and long-tenured Board

•	Bobby Taubman apparently wants shareholders to believe he and reactively appointed Lead Director Myron Ullman who has never been elected by shareholders are better for the Company than Charles Elson and Jonathan Litt, yet Bobby and Myron have repeatedly ignored shareholder voices, overseen dismal total shareholder returns, abysmal corporate governance, inferior EBITDA margins, and undisciplined, value destroying capital allocation.

•	The Company seemingly believes the Taubman Family’s alleged 30% vote is all it will take to win this proxy contest, yet the plurality voting standard for director elections means whoever gets the most votes will be elected to the Board.

•	The Board appears to have the Taubman Family’s back allowing the Family to avoid taxes by not converting their private company OP Units into common shares while effectively controlling the public company, Taubman Centers, based on new revelations in Company materials last week that establish a value for the Series B Preferred Shares of 30% or more of the value of Capital Stock in TCO, which our recent lawsuit shows is a clear violation of the Ownership Limit contained in the Company’s Charter of 8.23%.

Land and Buildings’ nominees Charles Elson and Jonathan Litt have proven track records of bringing accountability to boardrooms in numerous situations resulting in strong shareholder returns.

•	Charles Elson, considered one of the foremost authorities on corporate governance in America, could immediately leverage his corporate governance expertise to push to modernize the broken corporate governance structure at Taubman as he successfully did at numerous companies including Bob Evans Farms, Inc., HealthSouth Corporation and AutoZone Inc. Mr. Elson is the Edgar S. Woolard, Jr., Chair in Corporate Governance and the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware.

•	Jonathan Litt, a leading sell-side real estate analyst for 14 years, and the number 1 ranked analyst for eight years by Institutional Investor magazine and as CIO and Founder of Land and Buildings since 2008, has pushed for change and successfully realized value for shareholders achieving more than a 30% annualized gross return on completed investments[3] where they advocated for change. He could immediately leverage his experience to help drive positive operational and capital allocation improvements at the Company.

With a modernized governance structure, a focus on implementing best in class operating strategies and a rigorous capital allocation policy – along with a culture of accountability in all aspects of the Company – Taubman should be able to close the substantial gap to underlying asset value, which we estimate at $106 per share, meaning a 70% upside from current levels.[4]

By voting the GOLD proxy card at the upcoming 2017 Annual Meeting and electing Charles Elson and Jonathan Litt to the Board, you can help begin the process of instilling accountability, remedying dismal performance and unlocking substantial trapped value at the Company.

Sincerely,

Jonathan Litt

Founder & CIO

Land and Buildings Investment Management, LLC

It is Time for Change and Accountability.

Vote the GOLD Proxy Card Today!

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy

212-493-6952

emccarthy@dfking.com

[1] Shareholders should refer to Land and Buildings’ presentation titled “Addressing Abysmal Corporate Governance and Chronic Underperformance at Taubman Centers,” which was filed as an exhibit to its Form DFAN14A with the SEC on May 1, 2017 for additional details regarding the statements, facts and opinions referenced herein, which are based on Land and Buildings’ review and analysis of the Company’s and its peers’ SEC filings and other publicly available information and observations.

[2] Class A Mall Peers defined by Land and Buildings as Taubman’s high quality Class A mall peers GGP, Inc., The Macerich Company, Simon Property Group Inc. (see also Appendix to Land and Buildings’ May 1st presentation).

[3] See https://www.forbes.com/sites/antoinegara/2016/01/08/a-wave-of-reit-mergers-means-this-activist-hedge-fund-gained-24-7-in-2015/#767315ea7673.

[4] The valuations referenced herein are estimates and therefore there can be no assurance that such estimates are reflective of actual realizable value. The valuations are also subject to market change, including changes to the REIT industry generally and/or to Taubman specifically. Further, while Land and Buildings believes its nominees will work rigorously to help put the Company on the right path towards shareholder value creation, such nominees will constitute a minority of the Board if elected at the Annual Meeting and as such, there can be no guarantee that they will be able to implement the actions that they believe are necessary to maximize shareholder value.

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com:

SAVE TAUBMAN
HOME SHAREHOLDER PRESENTATIONS PRESS RELEASES & STATEMENTS PROPOSED NOMINEES CONTACT

Press Releases & Statements

MAY 18

MAY 18, 2017

MAY 17

Filed Taubman Centers Complaint

MAY 17, 2017

MAY 17

Land and Buildings Files Complaint Against Taubman Centers, Inc.

MAY 17, 2017

MAY 09

Land and Buildings Issues Presentation Refuting Taubman Centers' False and Misleading Claims

MAY 9, 2017

MAY 01

Land and Buildings Issues Detailed Presentation Outlining Need for a Refreshed Board at Taubman Centers, Inc.

MAY 1, 2017

APR 27

Land and Buildings to Host Conference Call on Taubman Centers on Monday May 1st at 10AM Eastern

APRIL 27, 2017

APR 26

TCO Proxy Supplement

APRIL 26, 2017

APR 19

Proxy Statement of Land & Buildings Capital Growth Fund, LP

APRIL 19, 2017

APR 19

Land and Buildings Issues Letter to Taubman Centers, Inc. Shareholders and Commences Solicitation of Proxies for Taubman's Upcoming Annual Meeting

APRIL 19, 2017

MAR 02

Land and Buildings Nominates Two Directors for Taubman Centers Board of Directors

MARCH 2, 2017

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